Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

EMBARGOED FOR RELEASE UNTIL APRIL 30, 2007 AFTER 4PM ET

E-Z-EM CHIEF FINANCIAL OFFICER DENNIS CURTIN RESIGNS

Controller Joseph Cacchioli to Serve as Acting Chief Financial Officer

LAKE SUCCESS, N.Y. (April 30, 2007) – E-Z-EM, Inc. (NASDAQ: EZEM) today announced that Dennis J. Curtin, Senior Vice President-Chief Financial Officer (CFO), has resigned to pursue other opportunities. Joseph Cacchioli, currently the Company’s Vice President-Controller, will serve as acting CFO while the Company conducts a formal search for a permanent replacement.

Commenting on the announcement, Anthony A. Lombardo, President and Chief Executive Officer, said, “We commend Dennis for his many years of steady financial leadership, and wish him much success in his future endeavors. The Company is conducting a formal search for a permanent CFO. In the interim, we have every confidence in Joe Cacchioli in his role as acting CFO.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company is the developer of VoLumen®, the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and Positron Emission Tomography (PET/CT) studies. The Company also offers Empower®—only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive world-wide manufacturer and marketer of RSDL for first-responder organizations and military services. RSDL is a patented, broad-spectrum liquid chemical warfare (CW) agent decontaminant, that neutralizes or removes chemical agents from skin on contact, leaving a non-toxic residue that can be rinsed off with water.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include: the ability of the Company to retain a qualified, permanent Chief Financial Officer, to develop its products, continued market acceptance and sales of VoLumen®, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended March 3, 2007 and its Annual Report on Form 10-K for the fiscal year ended June 3, 2006. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.